UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

RLJ ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Nevada	45-4950432
(State of Incorporation)	(IRS Employer Identification No.)

8515 Georgia Avenue, Suite 650 Silver Spring, Maryland	20910
(Address of Principal Executive Offices)	(Zip Code)

RLJ ENTERTAINMENT, INC. 2012 INCENTIVE COMPENSATION PLAN

(Full title of Plan)

Miguel Penella
Chief Executive Officer
RLJ Entertainment, Inc.
8515 Georgia Avenue, Suite 650
Silver Spring, Maryland
Phone:  (301) 608-2115
(Name, Address and Telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.001 per share	1,600,000	$2.9432	$4,709,120
	700,000	2.661	1,862,700
	700,000	3.00	2,100,000
Total	3,000,000		$8,671,820	$1,005.06

(1)

The shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), set forth in the Calculation of Registration Fee table, reserved for issuance under the Plan and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar transactions.

(2)

In accordance with Rule 457(c) and (h), the Maximum Aggregate Offering Price and Registration Fee have been computed based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the NASDAQ Capital Market on August 29, 2017.

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

This Registration Statement relates to the registration of 3,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of RLJ Entertainment, Inc. (the “Registrant”), to be offered or sold pursuant to the RLJ Entertainment, Inc. 2012 Incentive Compensation Plan (the “Plan”).

The documents containing the information about the Plan specified in Part I of Form S-8 will be sent or given to eligible and/or participating employees of the Registrant as specified by Rule 428(b)(1) of Regulation C under the Securities Act, and such documents taken together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8 shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

The Registrant shall provide a written statement to participants in the Plan advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, the documents which are incorporated by reference into the Section 10(a) Prospectus, and the documents required to be delivered to them pursuant to Rule 428(b) of Regulation C under the Securities Act.  The address, title of the individual or department, and telephone number to which the request is to be directed shall be provided to participants.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference and made a part hereof:

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017

The Registrant’s Current Reports on Form 8-K filed on February 1, 2017, April 5, 2017, May 31, 2017, June 20, 2017, June 21, 2017 and August 4, 2017.

The Registrant’s registration statements on Form 8-A, filed with the SEC on September 28, 2012 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include a description of the Registrant’s Common Stock.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s amended and restated articles of incorporation provide that all of the Registrant’s directors, officers, employees and agents shall be entitled to be indemnified by the Registrant to the fullest extent permitted by Nevada law. Nevada Revised Statutes Section 78.7502 provides that:

1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a)  Is not liable pursuant to Nevada Revised Statutes Section 78.138 (pertaining to the duties of directors); or

(b)  Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes Section 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a)  Is not liable pursuant to Nevada Revised Statutes Section 78.138; or

(b)  Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Insofar as indemnification for liabilities (primarily relating to public distribution of securities) arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, or to an affiliate of the Registrant pursuant to its by-laws or otherwise, the Board of Directors has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Accordingly, it is possible that the indemnification provisions may not apply to liabilities arising under the Securities Act unless the person to be indemnified is successful on the merits of the claim or proceeding.

The Registrant has entered into, or will enter into, separate indemnification agreements with its directors, executive officers and certain other officers.  The indemnification agreements are intended to provide the indemnitee protection to the fullest extent permitted by Nevada law and with greater protection than that which is provided by the Registrant’s governing documents.  The indemnification agreements provide for the indemnification of and the advancing of expenses to the indemnitees under the indemnification agreement to the fullest extent permitted by law and as set forth in the indemnification agreement, and, to the extent insurance is maintained, for the continued coverage of such indemnitees under the Registrant’s director and officer liability insurance policies.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following is a list of exhibits filed as part of this Registration Statement.

Exhibit No.	Description	Method of Filing

4.1	RLJ Entertainment, Inc. 2012 Incentive Compensation Plan, as amended	Filed herewith

5.1	Opinion of Arent Fox LLP regarding the legality of the securities being registered	Filed herewith

23.1	Consent of Arent Fox LLP	Included in the opinion filed as Exhibit 5.1 to this Registration Statement

23.2	Consent of BDO USA, LLP, independent registered public accounting firm	Filed herewith

24.1	Power of Attorney	Included on the signature page

Item 9.  Undertakings.

(a)Rule 415 Offering. The Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

Filings Incorporating subsequent Exchange Act documents by reference. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on the 5th day of September, 2017.

RLJ ENTERTAINMENT, INC.

By:	/s/ Miguel Penella
Miguel Penella
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Miguel Penella as his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.

/s/ Robert L. Johnson	Date: September 5, 2017
Robert L. Johnson
Chairman of the Board

/s/ Miguel Penella	Date: September 5, 2017
Miguel Penella
Chief Executive Officer and Director

/s/ John Hsu	Date: September 5, 2017
John Hsu, Director

/s/ Dayton Judd	Date: September 5, 2017
Dayton Judd, Director

/s/ Andor M. Laszlo	Date: September 5, 2017
Andor M. Laszlo, Director

/s/ Arlene Manos	Date: September 5, 2017
Arlene Manos, Director

/s/ Scott Royster	Date: September 5, 2017
Scott Royster, Director

/s/ H. Van Sinclair	Date: September 5, 2017
H. Van Sinclair, Director

/s/ John Ziegelman	Date: September 5, 2017
John Ziegelman, Director

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing

4.1	RLJ Entertainment, Inc. 2012 Incentive Compensation Plan, as amended	Filed herewith

5.1	Opinion of Arent Fox LLP regarding the legality of the securities being registered	Filed herewith

23.1	Consent of Arent Fox LLP	Included in the opinion filed as Exhibit 5.1 to this Registration Statement

23.2	Consent of BDO USA, LLP, independent registered public accounting firm	Filed herewith

24.1	Power of Attorney	Included on the signature page